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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549





                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934

                          (Amendment No. ___________)*


                           Avery Communications, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                        Common, Par Value $0.01 Per Share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    053605101
             ------------------------------------------------------
                                 (CUSIP Number)

                                  February 2001
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [X]  Rule 13d-1(b)

     [_]  Rule 13d-1(c)

     [_]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).









Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

                                  Page 1 of 5

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CUSIP No.  053605101
          ---------------------------
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     1.  Names of Reporting Persons.
         I.R.S. Identification Nos. of above persons (entities only).

                   Waterside Capital Corporation                      54-1694665
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
     2.  Check the Appropriate Box if a Member of a Group (See Instructions)
         N/A
         (a) ___________________________________________________________________

         (b) ___________________________________________________________________


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     3.  SEC Use Only  _________________________________________________________

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     4.  Citizenship or Place of Organization     Virginia
                                               ---------------------------------

--------------------------------------------------------------------------------
 Number of         5.    Sole Voting Power         156,250
                                           -------------------------------------
 Shares Bene-    ---------------------------------------------------------------
 ficially by       6.    Shared Voting Power             0
                                             -----------------------------------
 Owned by Each   ---------------------------------------------------------------
 Reporting         7.    Sole Dispositive Power    156,250
                                                --------------------------------
 Person With:    ---------------------------------------------------------------
                   8.    Shared Dispositive Power        0
                                                  ------------------------------
--------------------------------------------------------------------------------
      9.  Aggregate Amount Beneficially Owned by Each Reporting Person   156,250
                                                                       ---------
     10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
          (See Instructions)   N/A
                             ---------------------------------------------------
     11.  Percent of Class Represented by Amount in Row (9)   11.1%
--------------------------------------------------------------------------------
     12.  Type of Reporting Person (See Instructions)             IV
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

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                                   Page 2 of 5

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Item 1

         (a)     Name of Issuer
                 --------------

                 Avery Communications, Inc.

         (b)     Address of Issuer's Principal Executive Offices
                 -----------------------------------------------

                 190 South LaSalle Street
                 Chicago, IL  60603

Item 2

         (a)     Name of Person Filing
                 ---------------------

                 Waterside Capital Corporation

         (b)     Address of Principal Business Office or, if None, Residence
                 -----------------------------------------------------------

                 300 E. Main Street, Suite 1380
                 Norfolk, VA  23510

         (c)     Citizenship
                 -----------

                 Virginia

         (d)     Title of Class of Securities
                 ----------------------------

                 Common, Par Value $0.01

         (e)     CUSIP No.
                 ---------

                 053605101

Item 3 If this Statement Is Filed Pursuant toss (S)(S) 240.13d-1(b) or 240.13d-2(b) or (c), Check Whether the Person Filing is a:

         (a)     [_]    Broker or Dealer registered under Section 15 of the Act
                        (15 U.S.C. 78o).

         (b)     [_]    Bank as defined in section 3(a)(6) of the Act (15
                        U.S.C. 78c).

         (c)     [_]    Insurance company as defined in section 3(a)(19) of the
                        Act (15 U.S.C. 78c).

         (d)     [X]    Investment company registered under section 8 of the
                        Investment Company Act of 1940 (15 U.S.C. 80a-8).

         (e)     [_]    Investment adviser in accordance
                        with (S) 240.13d-1(b)(1)(ii)(E);

         (f)     [_]    Employee benefit plan or endowment fund in accordance
                        with (S) 240.13d-1(b)(1)(ii)(F);

         (g)     [_]    Parent holding company or control person in accordance
                        with (S) 240.13d-1(b)(1)(ii)(G);

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         (h)      [_]    A savings associations as defined in Section 3(b) of
                         the Federal Deposit Insurance Act (12 U.S.C. 1813);

         (i)      [_]    A church plan that is excluded from the definition of
                         an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

         (j)      [_]    Group, in accordance with (S) 240.13d-1(b)(1)(ii)(J).

Item 4            Ownership

         (a)      Amount Beneficially Owned:
                  -------------------------

                  156,250

         (b)      Percent of Class:
                  ----------------

                  11.1%

         (c)      Number of shares as to which such person has:
                  --------------------------------------------

                  (i)      Sole power to vote or to direct the vote:

                           156,250

                  (ii)     Shared power to vote or to direct the vote:

                           0

                  (iii) Sole power to dispose or to direct the disposition of:

                           156,250

                  (iv) Shared power to dispose or to direct the disposition of:

                           0

Item 5            Ownership of Five Percent or Less of Class

                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [_].

Instruction:  Dissolution of a group requires a response to this item.

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Item 6            Ownership of More Than Five Percent on Behalf of Another
                  Person

                   N/A
Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

                   N/A
Item 8            Identification and Classification of Members of the Group

                   N/A
Item 9            Notice of Dissolution of Group

                   N/A
Item 10           Certification

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired and are not held for the purposes of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired with or as a participant in any transaction having such purposes or effect.

                                    SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                             April 2, 2002
                                    ------------------------------
                                                     Date

                                    WATERSIDE CAPITAL CORPORATION


                                    By      /s/ J. Alan Lindauer
                                      ------------------------------------------
                                             J. Alan Lindauer, President







ATTENTION: Intentional misstatements or omissions of fact constitute Federal criminal violations (see 18 U.S.C. 1001).

                                  Page 5 of 5